Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus and to the incorporation by reference in this Post-Effective Amendment Number 21 to the Registration Statement (Form N-1A)(No. 33-12179) of Total Return U.S. Treasury Fund, Inc., of our report dated December 6, 2002, included in the 2002 Annual Report to shareholders.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
February 24, 2003